EXHIBIT 10.14

EMPLOYMENT AGREEMENT

   THIS AGREEMENT, is entered into as of January 12, 1998, between SkillSoft Corporation, a Delaware corporation (the "Company"), and Mark Townsend ("Employee").

                                 R E C I T A L S

   Company desires to obtain the services of Employee, on its own behalf and on behalf of all existing and future Affiliated Companies (defined to mean any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company), and Employee desires to secure employment from the Company upon the following terms and conditions.

                                    AGREEMENT

ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:

      1. Position, Period of Employment.

         (a) Period of Employment. The Company hereby employs Employee to render services to the Company in the position and with the duties and responsibilities described in Section 1(b) for the period (the "Period of Employment") commencing on the date of this Agreement and ending upon the date this Agreement is terminated in accordance with Section 3 below. Except as provided in Section 3 below, the Company shall pay Employee the compensation to which he is entitled under Section 2(a) through the end of the Period of Employment, and thereafter Company's obligations hereunder to pay or otherwise provide compensation and benefits to Employee shall end.

         (b) Position. Employee hereby accepts employment with the Company as Vice President-Product Development. Employee shall devote his best efforts and his full time and attention to the performance of the services customarily incident to such office and to such other services as may be reasonably requested by the Board of Directors of the Company (the "Board"). During the Period of Employment, Employee will not accept any other employment of any nature, excluding personal business carried on outside regular business hours that does not materially interfere with the services required by this Agreement. The Company shall retain full direction and control of the means and methods by which Employee performs the above services and, subject to the terms of this Section 1(b), of the place(s) at which such services are to be rendered. During the term of this agreement, employee's principal location shall be in New Hampshire.

    (c) Non-Compete/Conflict of Interest. Employee, during the Period of Employment (as defined below), will not engage, directly or indirectly as an employee, director, consultant, shareholder, partner or independent contractor or in any other capacity, in any other business activity (whether or not pursued for pecuniary advantage) that is competitive with, or that might place him in a competing position to that of the Company or any other corporation or entity that directly or indirectly is controlled by the Company (an "Affiliated Company"); provided, however, that Employee may make passive personal investments (not exceeding ownership of more than one (1) percent of the equity interest in any company) in publicly-held companies that may compete with the Company or any Affiliated Company.

   2. Compensation, Benefits, Expenses.

      (a) Compensation. In consideration of the services to be rendered hereunder, including, without limitation, services to any Affiliated Company, Employee shall be paid an amount equal to $6,042 (six thousand forty-two dollars) twice per month, payable at the times and pursuant to the procedures regularly established, and as they may be amended, by the Company during the course of this Agreement. This rate shall be reviewed annually, in accordance with the Company's salary review practices, and increased, in the Company's sole discretion, to reflect increases in the cost of living and such other increases as are awarded in accordance with the Company's regular salary review practices.

      (b) Restricted Stock. The Company shall sell Employee and Employee shall purchase from the Company 600,000 shares of the Company's Common Stock upon the terms and conditions set forth in that certain Restricted Stock Purchase Agreement in the form attached hereto as Exhibit A, which the Company shall execute and deliver to Employee concurrently with the signing by both parties of this Agreement.

      (c) Bonus. Employee shall be eligible to participate in such bonus plans as the Company may from time to time adopt for the benefit of similarly situated employees of the Company. Employee's right to receive any such bonus shall be subject to the terms of any Company bonus plan for which he may become a participant and the terms determined by the Board or a Committee thereof designating him as a participant or granting him an award thereunder.

      (d) Vacation. Employee shall be entitled to vacation in accordance with the Company's vacation policies for similarly situated employees, as such policies may be amended from time to time.

      (e) Benefits. As he becomes eligible therefor, the Company shall provide Employee with the right to participate in and to receive benefits from all present and future life, accident, disability, medical, pension, and savings plans and all similar benefits made available generally to executives similarly situated employees of the Company. The amount and extent of benefits to which Employee is entitled shall be governed by the specific benefit plan, as it may be amended from time to time.

   (f) Expenses. The Company shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of his duties hereunder in accordance with the Company's general policies, as they may be amended from time to time during the course of this Agreement.

   3. Termination of Employment.

      (a) By Death. The Period of Employment shall terminate automatically upon the death of the Employee. The Company shall pay to the Employee's beneficiaries or estate, as appropriate, the compensation to which he is entitled pursuant to Section 2(a) through the end of the month in which death occurs. Thereafter, the Company's obligations hereunder shall terminate. Nothing in this Section shall affect any entitlement of the Employee's heirs to the benefits of any life insurance plan.

      (b) By Disability. If, in the sole opinion of the Company's Board of Directors (the "Board"), the Employee shall be prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than one hundred and twenty (120) consecutive days in any twelve-month period, then, to the extent permitted by law, the Period of Employment shall terminate on and the compensation to which Employee is entitled pursuant to Section 2(a) shall be paid up through the last day of the month in which the one hundred and twentieth day of incapacity occurs, and thereafter the Company's obligations hereunder shall terminate. Nothing in this Section shall affect Employee's rights under any disability plan in which he is a participant.

     (c) By Company For Cause. The Company may terminate, without liability, the Period of Employment for Cause (as defined below) at any time with no advance notice to Employee. The Company shall pay Employee the compensation to which he is entitled pursuant to Section 2(a) prorated through the date of termination. Termination shall be for Cause if: (i) because of any intentional act or failure to act by Employee which, in the reasonable opinion of the Board, is in bad faith and to the detriment of the Company or any Affiliated Company; (ii) in the reasonable opinion of the Board, Employee refuses or fails to act in accordance with any direction or order of the Board; (iii) in the reasonable opinion of the Board, Employee shall fail in any material respect and on a continuing basis to perform his duties pursuant to Section 1 hereof (other than as a result of disability as provided for in Section 3(b)) and shall not have cured such failure following thirty (30) days notice from a majority of the members of the Board; (iv) Employee is convicted of a crime relating to his employment by the Company or that has a material adverse effect on the Company or, in the reasonable opinion of the Board, Employee's ability to perform services hereunder; or (v) because Employee, in the reasonable opinion of the Board, breaches any material term of this Agreement, provided the breach continues for a period of five (5) days after Employee receives written notice of that breach from the Board. Employee hereby agrees that the Company may terminate his employment with the Company under this Section 3(c) without regard (1) to any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees, or (2) to any statements made to Employee, whether made orally or contained in any document (other than this Agreement), pertaining to Employee's relationship with the Company.

      (d) By Employee For Good Reason. Employee may terminate, without liability, the Period of Employment for Good Reason (as defined below) upon twenty (20) days' advance written notice to the Company. The Company shall pay Employee the compensation to which he is entitled pursuant to Section 2(a) through the end of the notice period plus the Severance Benefits (as defined in Section 3(f) below) and thereafter all obligations of the Company hereunder shall terminate. Good Reason shall exist if (i) there is an assignment to the Employee of any duties materially inconsistent with or which constitute a material change in the Employee's position, duties, responsibilities, or status with the Company, or a material change in the Employee's reporting responsibilities, title, or offices; or removal of the Employee from any of such positions, except in connection with the termination of the Period of Employment for Cause, or due to disability, early or normal retirement as defined by the Company's pension plan, death, or termination of the Period of Employment by the Employee other than for Good Reason (provided that removal and/or failure to re-elect Employee to the Board in accordance with Section 1(c) shall not be deemed Good Reason for purposes of this Section 3(d)); (ii) there is a reduction by the Company in the Employee's annual salary then in effect other than a reduction similar in percentage to a reduction generally applicable to similarly situated employees of the Company; or (iii) the Company acts in any way that would adversely affect the Employee's participation in or materially reduce the Employee's benefit under any benefit plan of the Company in which the Employee is participating or deprive the Employee of any material fringe benefit enjoyed by the Employee except those changes generally affecting similarly situated employees of the Company.

      (e) At Will. At any time, either the Company or the Employee may terminate, without liability, the Period of Employment for any reason, with or without cause, on written notice to the other party. In the event Employee elects to terminate the Period of Employment pursuant to this Section 3(e), Employee shall give the Company not less than two (2) months' notice of such termination. If the Employee terminates his employment pursuant to this Section 3(e), the Company shall have the option, in its sole discretion, to terminate Employee immediately without the running of the notice period. If the Employee terminates his employment pursuant to this Section 3(e), the Company shall pay Employee the compensation to which he is entitled pursuant to Section 2(a) through the end of the notice period or through the day upon which any early termination is elected by the Company pursuant to the foregoing sentence, and thereafter all obligations of the Company shall terminate. In the event the Company elects to terminate the Period of Employment pursuant to this Section 3(e), the Company shall give Employee not less than three months notice of such termination. Employee hereby agrees that the Company may dismiss him under this Section 3(e) without regard (i) to any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees, or (ii) to any statements made to Employee, whether made orally or contained in any document, pertaining to Employee's relationship with the Company.

      (f) Severance Benefits.

         (1) Employee shall only be entitled to Severance Benefits hereunder in the event that the Period of Employment shall be terminated (i) by Employee in accordance with Section 3(d) and subject to the terms of said Section 3(d) or (ii) by the Company in accordance with Section 3(e) and subject to the terms of said Section 3(e). Upon full payment of and upon providing of such Severance Benefits, Employee shall be deemed to have released the Company and each of its officers, directors and agents from any and all claims, liabilities or causes of action in favor of the Employee arising in connection with his prior employment by the Company.

         (2) For purposes of this Agreement, "Severance Benefits" shall mean a continuation by the Company for a period of six (6) months of: (i) Employee's salary payable in accordance with the Company's payroll procedures pursuant to Section 2(a) following termination; (ii) those benefits to which Employee is entitled pursuant to Section 2(f) hereof, including but not limited to medical benefits substantially similar to those provided Employee prior to termination of employment; and (iii) the vesting and right to exercise any stock options held by Employee at the time of termination. As a condition precedent to the continued vesting and exercisability of Employee's stock options during said six (6) month period, Employee agrees to perform, on request from the Company, up to ten (10) hours of consulting service per month during said six (6) month period. Subject to Employee fulfilling his consulting obligations to the Company as provided in this Section 3(f)(2) during the Severance Period (as defined below), Employee shall be deemed to continue as employee of the Company during the Severance Period for the purpose of such stock options, and such stock options shall thereafter terminate in accordance with their terms following expiration of the Severance Period. No additional compensation shall be payable by the Company for such consulting services beyond the Severance Benefits. The period in which Employee shall be entitled to Severance Benefits shall hereinafter be referred to as the "Severance
 Period." Notwithstanding any other provision herein, if Employee accepts employment at any entity or engages in any business activity that is or may be competitive with the Company (or any affiliate thereof) prior to the end of such six (6) month period, Employee shall then immediately inform the Company of such employment and immediately cease to be eligible for any continuing Severance Benefits, including any continued salary payments, medical, benefits and option or share vesting.

      (g) Termination Obligations.

         (1) Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment furnished to or prepared by Employee in the course of or incident to his employment, belong to the Company and shall be promptly returned to the Company upon termination of the Period of Employment. Following termination, the Employee will not retain any written or other tangible material containing any proprietary information of the Company.

         (2) Upon termination of the Period of Employment, the Employee shall be deemed to have resigned from all offices and directorships then held with the Company or any Affiliated Company.

   4. Proprietary Information Agreement. As a condition to his employment with the Company, Employee shall execute and deliver a copy of the Company's standard form Employee Proprietary Information and Inventions Agreement. Any breach by Employee of such agreement shall be deemed a breach of this Agreement for purposes of Section 3(c) hereof. Employee's obligations under such Employee Proprietary Information and Inventions Agreement shall survive any termination of the Period of Employment.

   5. Assignment; Successors and Assigns. Employee agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Employee's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

6. Notices. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at: 9 Chickadee Court, Bedford, New Hampshire 03110 or to the Employee at: 8 Major Hale Drive, Framingham, MA 01701.

Notice of change of address shall be effective only when done in accordance with this Section.

   7. Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Employee by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

   8. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Employee and by a duly authorized representative of the Company other than Employee. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

   9. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. It is the intention of the parties that the covenants contained in Section 1(d) shall be enforced to the greatest extent (but to no greater extent) in times area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts allegedly in breach of these covenants. It being the purpose of this Agreement to govern competition by Employee anywhere throughout the world, these covenants shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect.

   10. Governing Law. Subject to Section 9 hereof, the validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of New Hampshire.

   11. Employee Acknowledgment. Employee acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

   12. Exclusive. Both parties agree that this Agreement shall provide the exclusive remedies for any breach by the Company of its terms.

   The parties have duly executed this Agreement as of the date first written above.

COMPANY:                                                EMPLOYEE:

SkillSoft Corporation

By:     /s/ Charles E. Moran                            /s/  Mark Townsend
       ------------------------------------            -------------------------
Title:  President & Chief Executive Officer
       ------------------------------------

December 29, 2008

Mark Townsend

SkillSoft Corporation

107 Northeastern Boulevard

Nashua, NH  03062

Dear Mark:

To ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, SkillSoft Public Limited Company, incorporated in the Republic of Ireland (the “Company”), and you hereby agree to amend the employment agreement dated as of January 12, 1998 by and between SkillSoft Corporation and you (the “Employment Agreement”) as follows:

1.	Section 2(c) is amended by inserting at the end the following:

“The Company will pay any bonus due to the Employee between January 1 and June 30 of the year following the year in which the services were rendered, unless the bonus program specifically provides for a different payment schedule that complies with Section 409A.”

2.	Section 2(f) is amended by inserting at the end the following:

“To receive reimbursement or have expenses paid, the Employee must submit all required substantiation no later than the 30th day following the later of the date the Employee incurred the expense or the date such documentation related to the expense was first available to the Employee.  The Company will reimburse the Employee for expenses that fit its policy no later than the end of the month following the month in which it receives such substantiation.”

3.	Section 3(f)(2) is amended by inserting at the end the following:

“Payment of any Severance Benefits shall be made as provided in Section 13.  Employee’s continuation in any benefit plan is subject to that plan’s terms.”

4.	Section 13 is added to read as follows:

“Tax Considerations.  Any payments due under this Agreement shall be reduced by any amounts that the Company is required to withhold under applicable law.  The Employee acknowledges that this Agreement is intended to comply, to the extent applicable, with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall, to the extent practicable, be construed in accordance with such section.  Terms defined in this Agreement have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.  If and to the extent any portion of any payment, compensation or other benefit provided to the Employee in connection with the Employee’s separation from service (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is a “specified employee” as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures and Treasury Regulation 1.409A-1(i)(6)(i), by which determination the Employee hereby agrees to be bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service or (ii) ten (10) days after the Employee’s date of death (either, the “New Payment Date”).  The aggregate of any payments that would otherwise have been paid to the Employee during the period between the date of separation from service and the New Payment Date shall be paid to the Employee in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.  For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise.  Neither the Company nor the Employee has the right to accelerate or defer the delivery of any such payments or benefits except to the extent Section 409A specifically permits or requires such acceleration or deferral.  Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder is determined not to comply with Section 409A, then neither the Company, its Board, nor any of its designees, agents, or employees will be liable to the Employee or any other person for any actions, decisions, or determinations made under the Agreement or for any resulting adverse tax consequences.”

Except as modified by this letter or by other intervening amendments, all other terms and conditions of the Agreement shall remain in full force and effect.  This letter may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.

SKILLSOFT PUBLIC LIMITED COMPANY

By:	/s/ Charles E. Moran
Charles E. Moran
President and Chief Executive Officer and Director
(Principal Executive Officer)

SKILLSOFT CORPORATION (FORMERLY SMARTFORCE)

By:	/s/ Charles E. Moran
Charles E. Moran
President and Chief Executive Officer and Director
(Principal Executive Officer)

Acknowledged and agreed:

By:	/s/ Mark Townsend
Mark Townsend

Date	December 29, 2008